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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|X|  Check this box if no longer subject to Section 16. Form 4 or Form 5
 -   obligations may continue. See Instruction 1(b)

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Sands-Vankerk                     Linda                    J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o Trizec Properties, Inc.
1114 Avenue of the Americas, 31st Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                             NY                   10036
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Trizec Properties, Inc. (TRZ)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

10/18/2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Senior Vice President, Human Resources
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

1.                          2.         2A.          3.           4.                              5.             6.        7.
Title of Security           Trans-     Deemed       Transaction  Securities Acquired (A) or      Amount of      Owner-    Nature of
(Instr. 3)                  action     Execution    Code         Disposed of (D)                 Securities     ship      Indirect
                            Date       Date, if     (Instr. 8)   (Instr. 3, 4 and 5)             Beneficially   Form;     Beneficial
                            (mm/dd/yy) any          -----------  ------------------------------- Owned          Direct    Ownership
                                       (mm/dd/yy)   Code     V                 (A)               Following      (D) or    (Instr. 4)
                                                                               or                Reported       Indirect
                                                                     Amount    (D)      Price    Transaction(s) (I)
                                                                                                 (Instr. 3 & 4  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                10/18/02                 J        V      3,646 (1)   (1)             3,646          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

1.           2.      3.         4.       5.            6.                 7.                8.      9.        10.      11.
Title of     Conver- Trans-     Trans-   Number of     Date               Title and Amount  Price   Number    Owner-   Nature
Derivative   sion    action     action   Derivative    Exercisable and    of Underlying     of      of        ship     of
Security     or      Date       Code     Securities    Expiration Date    Securities        Deriv-  deriv-    Form     In-
(Instr. 3)   Exer-   (mm/dd/    (Instr.  Acquired (A)  (Month/Day/Year)   (Instr. 3 and 4)  ative   ative     of       direct
             cise    yy)        8)       or Disposed   ----------------   ----------------  Secur-  Secur-    Deriv-   Bene-
             Price              ------   of (D)        Date     Expira-             Amount  ity     ities     ative    ficial
             of                 Code V   (Instr. 3,    Exer-    tion                or      (Instr. Bene-     Secur-   Owner-
             Deriv-                      4 and 5)      cisable  Date                Number  5)      ficially  ity:     ship
             ative                       ----------                                 of              Owned     Direct   (Instr.
             Secur-                      (A)    (D)                        Title    Shares          Follow-   (D) or   4)
             ity                                                                                    ing       In-
                                                                                                    Reported  direct
                                                                                                    Trans-    (I)
                                                                                                    action(s) (Instr.
                                                                                                    (Instr.   4)
                                                                                                    4)
-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(right to                                                                  Common
buy)         16.34   10/18/02   J    V    (2)          10/18/02  12/31/05  Stock      15,000(2)      15,000     D

-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(right to                                                                  Common
buy)         17.30   10/18/02   J    V    (2)          10/18/02  12/31/05  Stock      15,000(2)      15,000     D

-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(right to                                                                  Common
buy)         18.26   10/18/02   J    V    (2)          10/18/02  12/31/05  Stock      15,000(2)      15,000     D

-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(right to                                                                  Common
buy)         17.49   10/18/02   J    V    (2)          10/18/02  12/31/05  Stock      10,000(2)      10,000     D

-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(right to                                                                  Common
buy)         18.45   10/18/02   J    V    (2)          10/18/02  12/31/05  Stock      10,000(2)      10,000     D

-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(right to                                                                  Common
buy)         19.41   10/18/02   J    V    (2)          10/18/02  12/31/05  Stock      10,000(2)      10,000     D

-----------------------------------------------------------------------------------------------------------------------------
Employee
Stock
Option
(right to                                                                  Common
buy)         20.57   10/18/02   J    V    (2)          10/18/02   12/31/05 Stock       5,000(2)       5,000     D

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================

Explanation of Responses:
1) These shares were previously reported as indirectly beneficially owned but were released by escrow agent on October 18, 2002.

2) This option was previously reported; it was amended to (i) make it exercisable in full as of October 18, 2002, and (ii) reduce the option expiration date.

   /s/ Linda Sands-Vankerk                                  10-18-02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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